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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                           the Securities Act of 1934


        Date of Report (Date of earliest event reported): APRIL 17, 2003


                                TC PIPELINES, LP
             (Exact name of registrant as specified in its charter)


          DELAWARE                      000-26091                52-2135448
(State or other jurisdiction          (Commission            (I.R.S. Employer
      of incorporation)               File Number)           Identification No.)


      110 TURNPIKE ROAD, SUITE 203                                 01581
       WESTBOROUGH, MASSACHUSETTS                               (Zip Code)
(Address of principal executive offices)


                                 (508) 871-7046
              (Registrant's telephone number, including area code)


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ITEM 5. OTHER EVENTS

     TC PipeLines, LP owns a 30% general partner interest in Northern Border Pipeline Company ("Northern Border Pipeline"). The remaining 70% is owned by Northern Border Partners, L.P. ("Northern Border Partners"), a publicly traded limited partnership controlled by affiliates of Enron Corp. On April 17, 2003, Northern Border Pipeline filed with the Securities and Exchange Commission ("SEC") a current report on Form 8-K describing the possible effects of a potential affirmation by the SEC of an initial decision ("Initial Decision") by the administrative law judge ("ALJ") issued on February 6, 2003 denying Enron's application for exemption from the requirements of the Public Utility Holding Company Act ("PUHCA"). As set forth in more detail below, Enron has filed a petition with the SEC requesting a reversal of the Initial Decision. Until the SEC acts on this petition, the Initial Decision is stayed.

     Two of Northern Border Partners' general partners, Northern Plains Natural Gas Company ("Northern Plains") and Pan Border Gas Company ("Pan Border"), are owned by Enron Corp. In addition, all of the common stock of Portland General Electric Company ("PGE") is owned by Enron. As the owner of PGE's common stock, Enron is a holding company for purposes of PUHCA. Following Enron's acquisition of PGE in 1997, Enron annually filed a statement claiming an exemption from all provisions of PUHCA (except the provision which addresses the acquisition of public utility company affiliates) under Section 3(a)(1). Due to Enron's bankruptcy filing in December 2001, Enron is no longer able to provide necessary financial information needed to file the exemption statement. As a result, in February 2002, Enron applied to the SEC for an order of exemption under Section 3(a)(1). To be eligible for this exemption, PGE's utility activities must, among other things, be predominantly intrastate in character.

     Following the submission of testimony by the parties to the proceeding, a hearing on Enron's application was held on December 5, 2002. On February 6, 2003, the ALJ issued its Initial Decision holding that PGE does not meet the criteria to be predominantly intrastate in character, thereby denying Enron's application for exemption. On February 27, 2003, Enron filed a petition for review with the SEC requesting that the SEC review the ALJ's Initial Decision, reverse such Initial Decision, and find that Enron is entitled to an exemption from PUHCA. Filing of the petition stays the effect of the Initial Decision until such time as the SEC acts on the petition. As directed by the SEC, the Division of Investment Management filed a response to the petition on March 25, 2003 urging the SEC to reject the petition and affirm the ALJ's Initial Decision. The SEC could act on the petition at any time. Possible actions that the SEC could take include setting the matter for further hearings before the full Commission or summarily affirming, reversing or modifying the Initial Decision. If the SEC affirms the Initial Decision, Enron would be required to register as a holding company under PUHCA and Northern Plains and Pan Border would presumptively become subsidiaries within the newly registered Enron holding company system. Further, because of the voting interest held by Enron through its general partner interests in Northern Border Partners, Northern Border Partners and certain of its subsidiaries, including Northern Border Pipeline, would also presumptively become subsidiaries within the Enron holding company system.

     PUHCA imposes a number of restrictions on the operation of registered holding companies and their subsidiaries within the registered holding company system, including the requirement of SEC approval of securities issuances and certain restrictions on the ability to own or acquire businesses. PUHCA also regulates transactions between companies in a holding company system.
Operations under PUHCA can become materially more expensive and cumbersome than operations by companies that are not subject to, or exempt, from PUHCA. If Northern Border Pipeline is unable to obtain an exemption from subsidiary status under PUHCA, it would become subject to regulation by the SEC not only with respect to the acquisition of the securities of public utilities, but also with respect to, among other things, the acquisition of assets and interests in any other business, declaration and payment of certain cash distributions; intra-system borrowings or indemnifications; sales, services or construction transactions with other holding company system companies; the issuance of debt or equity securities; and borrowings under credit facilities. In its 8-K filing, Northern Border Pipeline states that at this time, it cannot predict how regulations under PUHCA would impact its operations, although if it receives the exemptions or blanket forward-looking orders referred to below, it believes that it will be able to conduct its operations in a manner consistent with its current operations without material cost or delay.

     In its 8-K filing, Northern Border Pipeline states that if Enron's exemption application is denied by the SEC, Northern Border Pipeline cannot estimate the amount of time that the SEC will provide for Enron to register as


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a holding company under PUHCA at which time Enron and its holding company system would become subject to PUHCA. Northern Border Pipeline further states that it intends to seek blanket, forward-looking orders from the SEC that, if granted, would minimize the impacts as described above of PUHCA on its operations. Further, Northern Border Pipeline states that it may also seek exemptions for its operations from regulation under PUHCA. Similar blanket, forward-looking orders and exemptions are often granted by the SEC to operating subsidiaries of a holding company under PUHCA. Northern Border Pipeline states that no assurance can be given that it will be successful in obtaining all the blanket orders or exemptions that it intends to seek or that its operations will not be subject to the full regulatory impact of PUHCA.

     TC PipeLines does not currently anticipate that the outcome of the SEC's determination will have any material impact on its ability to conduct its operations or to meet its obligations.


                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                          TC PipeLines, LP

                                          By: TC PipeLines GP, Inc.,
                                              its general partner

Dated: April 17, 2003                     By: /S/ THERESA JANG
                                              ----------------------------------
                                                  Theresa Jang
                                                  Controller


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